EXHIBIT 5.1


                                 April 25, 2008

Electronic Game Card, Inc.
Norfolk House
LG Floor
31 St. James Square
London, UK SW1Y


         Re: Electronic Game Card, Inc. ("Registrant"), Registration on Form S-8

Gentlemen:

         My opinion has been requested in connection with the registration of Four Hundred Ninety Thousand (490,000) shares of common stock of the Company (the "Shares") which are issuable by the Registrant pursuant to the 2008 Consultants and Advisors Stock Compensation Plan (the "Plan"). The Shares are being registered in the registration statement on Form S-8 to which this opinion is appended as an exhibit (the "Registration Statement").

         I have examined such corporate records and other documents and made such examination of law as we have deemed relevant. Based on and subject to the above, it is my opinion that the Shares, when issued pursuant to terms of the Plan, will be duly authorized, legally issued, fully paid and non-assessable.

         I am a member of the Bar of the State of California and do not express any opinion herein concerning any law other than the law of the State of California, the General Corporation Law of the State of Nevada and the federal law of the United States.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Interests of Named Experts and Counsel" in the Registration Statement.


Very truly yours,

/s/ L. STEPHEN ALBRIGHT, Esq. ALBRIGHT & BLUM, P.C.
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L. STEPHEN ALBRIGHT, Esq. ALBRIGHT & BLUM, P.C.